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                                                                    EXHIBIT 3.25

                                     CHARTER
                                       OF
                            BKI FINANCE CORPORATION

         The undersigned natural person, having the capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for that corporation.

1.       The name of the corporation is BKI FINANCE CORPORATION.

2. The maximum number of shares of common stock the corporation is authorized to issue is One Thousand (1,000) shares.

3.       (a)      The complete address of the corporation's initial registered office in Tennessee is 165 Madison Avenue, Suite 2000,
                  Memphis, Tennessee 38103.

         (b) The name of the initial registered agent, to be located at the address listed in 3(a), is Henry P. Doggrell.

4.       The name and complete address of each incorporator is as follows:

                             William H.D. Fones, Jr.
                         165 Madison Avenue, Suite 2000
                            Memphis, Tennessee 38103

5. The complete address of the corporation's principal office is 1001 Tillman Avenue, Memphis, Tennessee 38112.

6.       The corporation is for profit.

7. The purpose for which the corporation is organized is to engage in any business that is lawful under the laws of the State of Tennessee.

8. The corporation shall have the power to do all things necessary or convenient to carry out its business affairs in accordance with the laws of the State of Tennessee.

9. Directors shall not have personal liability to the corporation or the corporation's shareholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted under the Tennessee Business Corporation Act. This limitation shall not eliminate or limit the liability of a director for any breach of a director's duty of loyalty to the corporation or its shareholders or for any acts or

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         omissions not in good faith or which involve intentional misconduct or a knowing violation of law or unlawful distributions. No repeal or modification of this paragraph by the stockholders of the corporation shall adversely affect any right or protection of a director of the corporation existing by virtue of this paragraph at the time of such repeal or modification.

Dated: April 29, 1996.                 BKI FINANCE CORPORATION

                                       By: /s/ William H.D. Fones, Jr.
                                           -------------------------------------
                                           William H.D. Fones, Jr., Incorporator

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